Exhibit 10.1

Execution Copy

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made effective as of the 22nd day of December, 2008 (the “Agreement Date”), by and between MidWestOne Financial Group, Inc. (the “Company”), and David A. Meinert (the”Executive”).

WHEREAS, Executive currently serves as the Chief Financial Officer of the Company pursuant to an employment agreement by and between the Company and Executive dated September 11, 2007 (the “Employment Agreement”);

WHEREAS, Executive has advised the Company of his intention to resign all positions with the Company effective as of the close of business on December 31, 2008 (the “Termination Date”); and

WHEREAS, the parties intend that this Agreement shall be in complete settlement of all rights of Executive relating to Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

Section 1. Termination of Employment and Agreements; Resignation. Except as otherwise specifically set forth herein, the Employment Agreement, the Executive Deferred Compensation Agreement between Executive and MidWestOne Financial Group, Inc. (formerly Mahaska Investment Company), dated January 1, 2003 (the “Deferred Compensation Agreement”), the Salary Continuation Agreement between Executive and MidWestOne Financial Group, Inc. dated July 1, 2004 (the “Salary Continuation Agreement”) and Executive’s employment with the Company shall terminate effective as of the close of business on the Termination Date. Executive acknowledges that this Agreement shall serve as his resignation from any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that Executive held immediately prior to the Agreement Date with the Company and/or any of its affiliates, all effective as of the close of business on the Termination Date. As a condition to receipt of any payment hereunder, Executive agrees that he will execute any documentation reasonably required by the Company to effectuate such resignations.

Section 2. Severance Payments. In consideration for the promises made in this Agreement, the Company agrees to pay, or provide to, Executive, in lieu of any payments and/or other benefits otherwise due to Executive pursuant to the Employment Agreement and/or the Salary Continuation Agreement, the following (collectively, the “Severance Benefits”):

(a) On the Termination Date, Executive shall receive a single lump sum cash payment equal to the value of all accrued but unpaid annual base salary and all accrued but unused vacation pay through December 31, 2008, less applicable tax withholding.

(b) On the later of the Termination Date or the Effective Date (as defined in Section 7), a single lump sum cash payment in an amount equal to Eight Hundred Thirty-Three Thousand Nine Hundred Twenty-Seven Dollars ($833,927.00), less applicable tax withholding.

(c) Executive will receive an aggregate amount of One Hundred Two Thousand Five Hundred Dollars ($102,500), which shall be paid in twelve (12) approximately equal monthly installments beginning on the first monthly anniversary of the Termination Date.

(d) Subject to the approval of the Company’s board of directors at its regularly scheduled January 2009 meeting, Executive’s outstanding vested stock options shall be exercisable until the earlier of (A) their original expiration date, or (B) eighteen (18) months following the Termination Date. Any outstanding unvested stock options and/or equity incentive awards held by Executive shall be forfeited as of the Termination Date and no payment or other benefit shall be provided in lieu thereof.

(e) Executive shall be allowed to purchase the automobile (the “Automobile”) which the Company had been providing for Executive’s use. The purchase price shall be equivalent to the Kelley Blue Book wholesale value of the Automobile as of the Termination Date.

(f) Within ten (10) days of the Termination Date, the Company shall reimburse Executive for any business expenses that are payable under the Company’s normal expense reimbursement policies and practices that were incurred by Executive prior to the Termination Date. In addition, the Company shall reimburse Executive’s legal fees and expenses incurred in connection with negotiating the terms of this Agreement up to a maximum of Five Thousand Dollars ($5,000) and for any legal fees and expenses necessary to enforce this Agreement.

(g) Executive acknowledges and agrees that all payments made, and benefits provided, pursuant to this Agreement shall be subject to all applicable tax withholding and reporting requirements.

(h) Notwithstanding the foregoing to the contrary, if the Company is prevented by the Federal Deposit Insurance Corporation, or any other federal or state bank regulatory authority, from making any payment, or providing any benefit, described in this Section 2 on the date or at the time provided herein, any such payment and/or benefit shall be paid to, or provided to, Executive as of the earliest possible date allowed by such regulator. Any delay by the Company in the making of any payment, or providing of any benefit, pursuant to this subsection (h) shall have no effect on the obligations of Executive as set forth or described in this Agreement.

Section 3. Termination of Benefits. Except as otherwise provided in this Agreement, Executive’s continued participation in all compensation and other benefit plans will cease as of the Termination Date; provided that nothing contained herein shall limit or otherwise impair Executive’s right to receive pension, welfare or similar benefit payments which are vested as of the Termination Date under any applicable tax-qualified pension plan, welfare benefit plan or other tax-qualified or non-qualified benefit plans, including but not limited to the Deferred Compensation Agreement, pursuant and subject to the terms and conditions of the applicable plan; provided, further, that nothing contained herein shall limit or otherwise impair Executive’s (and/or his eligible dependents’) right to elect coverage under the Company’s group health insurance plans pursuant to the health care continuation rules set forth in the Consolidated

2

Omnibus Budget Reconciliation Act of 1985, with Executive required to pay the same amount as he or she would pay if he or she continued in employment with the Company or an Affiliate during such period.

Section 4. Equity Awards. Except as set forth in Section 2(e) above, outstanding vested stock options and other equity incentive awards held by Executive shall be governed by the applicable plan document and/or applicable grant agreement.

Section 5. Restrictive Covenants. Following the Termination Date, Executive shall continue to be subject to the restrictive covenants set forth in Section 8 of the Employment Agreement for the time periods described in therein.

Section 6. General Release. In consideration of the promises made in this Agreement, Executive, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints relating to Executive’s employment with the Company and the termination thereof, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Agreement. Without limiting the generality of the foregoing, it being the intention of the parties to make this Section 6 as broad and as general as the law permits, this Section 6 specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. §1981); the Rehabilitation Act of 1973, as amended; the Iowa Civil Rights Act of 1965, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases Executive’s rights to any payments or benefits the Company is required to pay or provide pursuant to the terms of the Employment Agreement or this Agreement or to indemnification which Executive may have under the Company’s governing documents, by any agreement, under any applicable law or otherwise and, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or from filing a charge of discrimination with the Equal Employment Opportunity Commission or any related state/local agency; provided, however, Executive shall have no right to reap any economic or other benefit of any kind whatsoever from, or as a result

3

of, the filing, settlement or other disposition of any such charge of discrimination. Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Iowa. The Company shall use its reasonable best efforts to maintain the level of coverage or benefits available to Executive under any indemnity rights to which Executive was entitled prior to the date of this Agreement or under any D&O or other insurance which currently provides liability insurance coverage in favor of Executive.

Section 7. Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorney. Executive agrees and represents that he shall re-execute this Agreement on December 31, 2008 and no payment shall be made unless Executive re-executes this Agreement. Moreover, Executive hereby acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 6. Executive acknowledges that Executive has been offered at least twenty-one (21) days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after Executive has signed this Agreement and further understands that this Agreement shall not become effective or enforceable until seven (7) days after Executive has signed this Agreement as evidenced by the date set forth below Executive’s signature (the “Effective Date”). Any revocation must be in writing and directed to the Company, Attention: Charles N. Funk, MidWestOne Financial Group, Inc. 102 South Clinton Street, Iowa City, Iowa 52240. If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested. In addition, Executive represents that Executive shall, no later than December 31, 2008, return all property of the Company that is in Executive’s possession, custody or control, including all documents, records and tangible property that are not publicly available and reflect, refer or relate to the Company or the Company’s business affairs, operations or customers, and all copies of the foregoing.

Section 8. Covenant Not to Sue. Executive agrees not to bring, file, charge, claim, sue or cause, assist, voluntarily join in or reap any economic or other benefit from, or as a result of, any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 6 hereof, and further agrees that the release set forth in Section 6 is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by the release set forth in Section 6, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding. However, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under ERISA or from filing a charge of discrimination with the Equal Employment Opportunity Commission or any related state/local agency; provided, however, Executive shall have no right to reap any economic or other benefit of any kind whatsoever from, or as a result of, the filing, settlement or other disposition of any such charge of discrimination.

4

Section 9. No Disparaging, Untrue or Misleading Statements. Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to, respectively, the Company, its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf), or Executive. The Company represents that none of its senior officers or members of its Board of Directors has made, and will not make, any disparaging, untrue, or misleading written or oral statements about or relating to Executive.

Section 10. Severability, Compliance with Section 409A. If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement. It is the intent of the parties to comply with all provisions of Section 409A of the Internal Revenue Code (“Section 409A”) so that Executive shall not be required to include in his gross income for federal income tax purposes, prior to the actual receipt thereof, any amounts received that may otherwise be considered to be deferred payments. In the event that the interpretation or requirements of Section 409A change, the parties will amend this Agreement, only as necessary, to comply with any such change, if and to the extent such an amendment would be permitted by Section 409A.

Section 11. Waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver or estoppel of any subsequent breach by. No waiver shall be valid unless in writing.

Section 12. Non-Disclosure. Executive agrees that he will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, until such time as the information in this Agreement is disclosed by the Company as may be required by law including disclosing the scope of the restrictive covenants to a potential future employer.

Section 13. Representation. Executive hereby agrees that this Agreement is given knowingly and voluntarily and acknowledges that:

(a) this Agreement is written in a manner understood by Executive;

5

(b) this Agreement refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c) Executive has not waived any rights arising after the date of this Agreement;

(d) Executive has received valuable consideration in exchange for the Agreement in addition to amounts Executive is already entitled to receive; and

(e) Executive has been advised to consult with an attorney prior to executing this Agreement.

Section 14. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company which relate to periods of time during the Employment Period (as defined in the Employment Agreement), Executive agrees to make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Executive shall be reimbursed for reasonable costs and expenses incurred by him as a result of actions taken pursuant hereto. It is expressly agreed and understood that Executive will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his expenses and costs for cooperation with the Company. Nothing herein is intended to require Executive to expend an unreasonable period of time in activities required by this Section 14. The preceding notwithstanding, as a condition to receiving payments hereunder, Executive agrees that he shall:

(a) Make himself reasonably available, upon reasonable notice from the Company, during the four (4) months following the Termination Date for transition related discussions with the Interim Chief Financial Officer and/or Chief Financial Officer of the Company and to prepare, in written form, a summary of such information as may be reasonably requested by the Interim Chief Financial Officer and/or Chief Financial Officer of the Company, it being understood that, for purposes of this Agreement, “reasonably available” shall mean available for up to five (5) hours per week;

(b) Complete the Company’s fiscal year 2009 budget through December 31, 2008;

(c) Together with the Vice President and Controller of the Company, complete staff performance appraisals for the period ended December 31, 2008; and

(d) Continue to work on the “goodwill impairment” matter through December 31, 2008.

If the Company should require further assistance or consultation with Executive after the expiration of the four (4) month period following the Termination Date, Executive shall be reimbursed for his time at a rate of $150 per hour and for all reasonable costs and expenses incurred by him as a result of any further consultation requested by the Company.

6

Section 15. Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both Executive and the Company.

Section 16. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

Section 17. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.

Section 18. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Johnson, Iowa.

Section 19. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.

[Signature page follows]

7

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

MIDWESTONE FINANCIAL GROUP, INC.		DAVID A. MEINERT

/s/ Charles N. Funk		/s/ David A. Meinert
By:	Charles N. Funk	Signature
Title:	President and Chief Financial Officer
Date:	December 22, 2008	Date:	December 22, 2008

Re-executed this 31st day of December, 2008

DAVID A. MEINERT

8